Exhibit 10.2

THIRTEENTH WAIVER, AMENDMENT AND FORBEARANCE AGREEMENT

This Thirteenth Waiver, Amendment and Forbearance Agreement dated as of June 22, 2005 (“Amendment”) relates to the Note Agreement dated as of May 12, 2003 (the “Note Agreement”), among NewWest Mezzanine Fund, LP (“NewWest”), KCEP Ventures II, L.P. (“KCEP”), Convergent Capital Partners I, L.P. (“Convergent”), James F. Seifert Management Trust dated October 8, 1992 (the “Trust”) (collectively, the “Purchaser”), and ACT Teleconferencing, Inc. (“Holdings”) and certain subsidiaries of Holdings, as amended, and the Warrant Agreement dated as of May 12, 2003 (the “Warrant Agreement”) among Purchaser and Holdings, as amended. Other capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note Agreement.

Recital

Holdings has received a proposal from Dolphin Direct Equity Partners, LP (“Dolphin”) for up to $16,000,000 in financing through the sale of preferred stock to Dolphin and others (the “Dolphin Investment”), a condition to the execution of the definitive documents relating to which is to obtain consent to certain terms of the investment from Holdings’ principal creditors, including the Purchaser; this Amendment sets forth the terms of such consent.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth herein, the parties agree as follows:

1. Dolphin Investment. The Dolphin Investment is contingent upon shareholder approval. Holdings agrees to use its best efforts to obtain such approval and to arrange a special shareholders meeting at the earliest feasible date for such purpose. Subject to Section 4(d) below, the Company is to receive at least $8,000,000 in gross proceeds, before fees, expenses and other costs from the initial sale of preferred stock to Dolphin and/or its affiliates upon receipt of shareholder approval (the “First Closing”). Upon receipt of proceeds from the first $8,000,000 of gross proceeds received at the First Closing, Holdings shall promptly disburse $5,000,000 of said proceeds to creditors, to be allocated among the Purchaser, David Holden (“Holden”), Robert Kaphan (“Kaphan”), Richard Parlato (“Parlato”), and Equitas, L.P. (“Equitas”), proratably according to (a) Purchaser’s principal balance of $7,308,000 (“Purchaser’s Principal Balance”) and (b) the Adjusted Principal Balance of each of the other creditors, as defined in Section 2 below. Upon receipt in excess of $8,000,000 of gross proceeds at the First Closing, Holdings shall promptly pay the net proceeds from such excess to the creditors, proratably in the proportions provided above. Upon completion of a registered rights offering to be conducted immediately following the First Closing (the “Second Closing”), Holdings shall promptly pay the net proceeds from the Second Closing, pro rata in the proportions provided above with respect to the First Closing until the remaining balance then due Purchaser and the remainder of the Adjusted Principal Balance due each of the other creditors have been paid in full. All payments pursuant to this Section 1 shall by applied by Purchaser in accordance with the provisions of the Note Agreement. Interest shall continue to accrue and be paid by Holdings on Purchaser’s Principal Balance (reflecting any reductions in such balance) until fully paid.

2. Royalty Amendment and Waiver. In addition to Holdings’ obligations to pay the Purchaser’s Principal Balance, a royalty of $939,500 has accrued to Purchaser under the Note Agreement. Subject to and conditioned upon the receipt of the repayment at the First Closing described above and upon Holdings obtaining the discounts described below, Purchaser (i) agrees to waive $470,000 of such royalty amounts in consideration of the allocation of proceeds from the First Closing, as described in Section 1 above and (ii) waives any claim to royalties in addition to the $939,500 previously accrued that may accrue under the Note Agreement. The amount to be waived, $470,000, is 5.7% of the total amount due Purchaser. Holdings has agreed to obtain a discount of 5.7% of the principal balance due (the “Adjusted Principal Balance”) from each of Holden, Kaphan, Parlato, and Equitas. At the First Closing, Holdings will execute and deliver promissory notes payable to each of NewWest, KCEP, Convergent, and the Trust for their respective prorated portion of said $470,000 in accordance with each of said party’s percentage of the total due under the Note Agreement. Each promissory note, in the form attached as Exhibit A, will be payable in a lump sum on the due date of December 31, 2006, and will be non-interest bearing and unsecured.

3. Warrants Cancelled. Subject to and conditioned upon the receipt of the repayment at the First Closing described above and upon Holdings obtaining the discounts described below, NewWest, KCEP, Convergent, and the Trust each waive and agree, without the payment of any additional consideration, to the cancellation of the Warrant Agreement and all outstanding Warrants to purchase common stock of Holdings granted to each of said parties prior to June 20, 2005, which Warrants shall be null and void ab initio.

4. Twelfth Waiver Reaffirmed. The Twelfth Waiver, Amendment and Forbearance Agreement, dated March 4, 2005, among Purchaser and Holdings (the “Twelfth Waiver”), is reaffirmed subject to the following:

(a) Upon execution of definitive documents for the Dolphin Investment, which is contemplated to occur on or about June 24, 2005, the Forbearance Date set forth in the Twelfth Waiver shall be extended from June 30, 2005 through August 31, 2005;

(b) Upon the occurrence of the First Closing, the Forbearance Date set forth in the Twelfth Waiver shall be extended through October 31, 2005;

(c) In the event shareholder approval is not obtained, or in the event the First Closing does not occur, in each case on or prior to August 31, 2005, the Forbearance Date set forth in the Twelfth Waiver shall expire on August 31, 2005;

(d) Purchaser consents to a loan by Dolphin to Holdings in the amount of $1,000,000 at an annual interest rate not to exceed 15%, which may be made prior to the First Closing, and which would be collateralized by a security interest in Holdings’ receivables, personal property, and intangibles. In connection with such loan, pursuant to and subject to the terms and conditions of a Subordination Agreement among Purchaser and Dolphin in the form attached hereto as Exhibit B, Purchaser is consenting to be subordinated to Dolphin’s security interest to the extent of said $1,000,000, on the condition that said loan will be repaid by Holdings with the proceeds of the First Closing upon the First Closing. Dolphin’s security interest will be junior to Holdings’ senior lender, Silicon Valley Bank, but senior to Purchaser, Holder, Kaphan, Parlato, and Equitas;

(e) Holdings may use the proceeds of said $1,000,000 loan in its discretion; and

(f) Should there be any conflict between the terms of this Amendment and the Twelfth Waiver, the terms of this Amendment shall govern.

5. Covenants of Holdings and Services.

(a) Holdings and Services agree that Borrower will reimburse the Purchaser for all reasonable expenses in connection with this Amendment within 10 days of receiving notice from the Purchaser of such expenses.

(b) Holdings acknowledges and agrees that its continuing obligations under the existing subordination and intercreditor agreements between and among Holdings, the Purchaser, Silicon Valley Bank, David Holden, Equitas. L.P., Robert Kaphan, and Richard Parlato remain in full force and effect and shall remain unaffected and unchanged.

(c) Any failure by Holdings and Services to comply with the provisions of this Amendment shall constitute an Event of Default under the Note Agreement.

6. Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon (i) Holdings and Borrower delivering to the Purchaser this Amendment duly executed by Holdings, Borrower, the Co-Borrowers (ACT VideoConferencing, Inc., ACT Proximity, Inc., and ACT Research, Inc.), and the Principal, (ii) the execution of definitive documents for the Dolphin Investment, which shall be no later than June 24, 2005, and (iii) Holdings’ receipt of consent from Silicon Valley Bank in connection with the transactions contemplated by this Amendment.

7. Reaffirmation of Financing Documents. All terms, conditions and provisions of the Note Agreement and the other Financing Documents are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged, except as specifically amended by this Amendment. All covenants, representations and warranties of Holdings and Borrower in this Amendment shall survive the closing and delivery of this Amendment. The Events of Default specified in the Note Agreement shall continue to be the events of default under the Note. The Purchaser’s remedies with respect to the occurrence of an Event of Default shall continue to be as set forth in the Note Agreement and in the Financing Documents.

8. Representations and Warranties. Holdings and Borrower represent and warrant to the Purchaser that (i) they have full power and authority to consummate this Amendment and the execution and delivery by Holdings of this Amendment have been duly and properly made and authorized, (ii) this Amendment and the Financing Documents to which Holdings and Borrower are a party each constitutes a valid and binding obligation of Holdings and Borrower, enforceable against Holdings and Borrower in accordance with its respective terms, (iii) the execution and delivery of this Amendment will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under Holdings and Borrower’s articles of incorporation or bylaws or any indenture or other agreement or instrument to which Holdings or Borrower is a party or by which they may be bound or result in the imposition of any Liens or encumbrances on any of its property (other than as contemplated in the other Financing Documents and as contemplated hereby), (iv) no approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is necessary in connection with the execution and delivery by Holdings of this Amendment, (v) Holdings and Borrower have no defense, offset or counterclaim with respect to the payment of any sum owed to the Purchaser, or with respect to the performance or observance of any warranty or covenant contained in the Financing Documents, and the Purchaser has performed all obligations and duties owed to Holdings and Borrower through the date of this Amendment, and (vi) other than the Enumerated Matters as set forth in the Twelfth Waiver, there is no Default or Event of Default.

9. General Release. In consideration of, among other things, the Amendment provided for herein, each of Holdings, Borrower and the Principals, on behalf of itself and its stockholders and other Affiliates and their successors and assigns (collectively, the “Releasors”), hereby forever waives, releases and discharges to the fullest extent permitted by law any and all claims (including, without limitation, cross claims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the “Claims”), that any Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Purchaser and any of their affiliates, partners, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the execution of this Amendment. In entering into this Amendment, Holdings, Borrower and the Principals have consulted with and been represented by counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Releasees and hereby agree and acknowledge that the validity and effectiveness of the release set forth above does not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of the Note Agreement and the other Financing Documents and payment in full of the Obligations.

10. Governing Law. This Amendment and all matters concerning this Amendment shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws.

11. Entire Agreement. Except as modified by this Amendment, the Note Agreement and the Financing Documents remain in full force and effect. The Note Agreement, together with the other Financing Documents, embody the entire agreement and understanding among the parties to this Amendment, and supersedes all prior agreements and understandings among the parties relating to the subject matter of the Note Agreement and the Financing Documents as modified by this Amendment.

12. Counterparts; Telecopy Execution. This Amendment may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment.

HOLDINGS: ACT Teleconferencing, Inc.

By:
Its:

BORROWER/SERVICES: ACT Teleconferencing Services, Inc.

By:
Its:

CO-BORROWER: ACT VideoConferencing, Inc.

By:
Its:

CO-BORROWER: ACT Proximity, Inc.

By:
Its:

CO-BORROWER: ACT Research, Inc.

By:
Its:

PRINCIPAL:

Gene Warren

INVESTORS:

NEWWEST MEZZANINE FUND LP

By:	Touchstone Capital Group LLLP, General Partner

David L. Henry, Managing General Partner

KCEP VENTURES II, L.P.

By:	KCEP II, LC, General Partner

Terry Matlack, Managing Director

CONVERGENT CAPITAL PARTNERS I, L.P.

By:	Convergent Capital, LLC, General Partner

Keith S. Bares, Executive Vice President

JAMES F. SEIFERT MANAGEMENT TRUST DATED OCTOBER 8, 1992

By:	James F. Seifert and Nancy L. Seifert, as Trustees and not individually

James F. Seifert, Trustee

Nancy L. Seifert, Trustee